   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1998



                                                      REGISTRATION NO. 333-60427

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                              -------------------

                             HEALTHEON CORPORATION
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7374                             94-3236644
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 876-5000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                                W. MICHAEL LONG
                            CHIEF EXECUTIVE OFFICER
                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 876-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

         LARRY W. SONSINI                     JACK DENNISON                     GORDON K. DAVIDSON
        STEVEN E. BOCHNER                   VICE PRESIDENT AND                 LAIRD H. SIMONS III
         MARK L. REINSTRA                    GENERAL COUNSEL                    JEFFREY R. VETTER
 Wilson Sonsini Goodrich & Rosati        4600 Patrick Henry Drive               MICHAEL J. MCADAM
     Professional Corporation             Santa Clara, CA 95054                 Fenwick & West LLP
        650 Page Mill Road                    (408) 876-5000                   Two Palo Alto Square
     Palo Alto, CA 94304-1050                                                  Palo Alto, CA 94306
          (650) 493-9300                                                          (650) 494-0600

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
----------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                    AMOUNT
                                                                                  TO BE PAID
                                                                                 -------------
Securities and Exchange Commission registration fee............................   $    22,125
NASD filing fee................................................................         8,000
Nasdaq National Market listing fee.............................................        50,000
Printing and engraving expenses................................................             *
Legal fees and expenses........................................................             *
Accounting fees and expenses...................................................             *
Blue Sky fees and expenses.....................................................             *
Transfer agent fees............................................................             *
Miscellaneous..................................................................             *
                                                                                 -------------
    Total......................................................................   $         *
                                                                                 -------------
                                                                                 -------------

---------

*   To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article V of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers and directors (and allows the Registrant to indemnify other employees and third parties) acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

    The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

    Reference is also made to Section 7 of the Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since its founding in December 1995, through July 31, 1998, the Registrant has issued and sold the following unregistered securities:

        (1) On January 26, 1996, the Registrant sold 10,305,000 shares of Series A Preferred Stock to 22 investors at a purchase price of $.50 per share, which was paid in cash.

        (2) On January 26, 1996, the Registrant sold 1,000,000 shares of Common Stock to four investors at a purchase price of $.05 per share, which was paid in cash.

        (3) On July 8, 1996, the Registrant sold 10,000 shares of Series A Preferred Stock to a vendor in consideration for services rendered.

        (4) On October 1, 1996, the Registrant sold 3,000,000 shares of Series B Preferred Stock to five investors at a purchase price of $2.00 per share, which was paid in cash.

        (5) On November 1, 1996, the Registrant issued warrants to purchase 2,000,000 shares of Series B Preferred Stock with an exercise price of $2.00 per share to two entities, in consideration of services rendered and as an incentive to continue to provide services.

        (6) On July 1, 1997, the Registrant issued warrants to purchase a total of 61,947 shares of Series B Preferred Stock with an exercise price of $2.00 per share to three entities pursuant to a bridge loan financing.

        (7) Between July 1 and July 27, 1997, the Registrant sold an aggregate of 2,600,000 shares of Series C Preferred Stock to nine investors at a purchase price of $2.50 per share, in consideration of cash and cancellation of indebtedness incurred in connection with a bridge loan financing.

        (8) Between July 7 and July 16, 1997, the Registrant sold 25,000 shares of Series B Preferred Stock to one entity at a purchase price of $2.00 per share, in consideration of services rendered.

        (9) On July 11, 1997, the Registrant sold 10,000 shares of Series A Preferred Stock to the same vendor referred to in (3) above in consideration of services rendered.

       (10) On July 11, 1997, the Registrant sold 250,000 shares of Series B Preferred Stock to an officer at a purchase price of $2.00 per share, paid with an amount of cash equal to the par value of the purchased shares and with a promissory note which has subsequently been paid in full.

       (11) On July 11, 1997, the Registrant issued a warrant to purchase 750,000 shares of Series B Preferred Stock with an exercise price of $2.00 per share to an officer as an incentive to continue to provide services.

       (12) On July 22, 1997, the Registrant sold 15,000 shares of Series B Preferred Stock to one investor at a purchase price of $2.00 per share, which was paid in cash.

       (13) From October 17 through December 19, 1997, the Registrant sold an aggregate of 4,807,692 shares of Series D Preferred Stock to 13 investors at a purchase price of $5.20 per share, which was paid in cash.

       (14) On May 1, 1998, the Registrant sold 1,017,229 shares of Series B Preferred Stock to one investor upon the exercise of warrants with an exercise price of $2.00 per share which was paid in cash.

       (15) On May 19, 1998, 22,019,921 shares of the Registrant's Preferred Stock of the Company were converted into Common Stock on a one-for-one basis, in connection with the ActaMed acquisition.

       (16) On May 19, 1998, in connection with the ActaMed acquisition, the Registrant assumed options to purchase ActaMed Common Stock which were held by former ActaMed employees which are now exercisable for an aggregate of 3,497,007 shares of Registrant's Common Stock.

       (17) On May 19, 1998, the Registrant issued 23,271,353 shares of its Common Stock to former shareholders of ActaMed in connection with the acquisition of ActaMed Corporation ("ActaMed") in exchange for all of the issued and outstanding shares of capital stock of ActaMed.

       (18) On May 19, 1998, in connection with the acquisition of ActaMed, the Registrant assumed a warrant to purchase shares of ActaMed capital stock which are now exercisable for an aggregate of 282,533 shares of Healtheon Common Stock.

       (19) On June 26, 1998, the Registrant sold 1,336,209 shares of Common Stock to one entity in consideration for certain assets and licenses relating to SmithKline Labs.

       (20) Since January 1996, the Registrant has granted 11,611,084 options to purchase shares of Registrant's Common Stock to employees pursuant to the Company's 1996 Stock Plan.

       (21) From July 6, 1996 through July 17, 1998, the Company issued an aggregate of 4,739,920 shares of Common Stock for aggregate consideration, in the form of cash and promissory notes, of $1.1 million.

    (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

    (c) The transactions referred to in numbers 16-18 were exempt from registration pursuant to the provisions of Section 3(a)(10) of the Securities Act. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


1.1*       Form of Underwriting Agreement.
2.0**      Agreement and Plan of Reorganization, dated as of February 24, 1998, by and among the Registrant, MedNet Acquisition Corp. and ActaMed Corporation.
2.1        Agreement and Plan of Merger, dated as of March 1, 1996, by and among
             ActaMed Corporation, EDI Acquisition, Inc., UHC Green Acquisition, Inc.
             and United HealthCare Corporation.
3.1**      Amended and Restated Certificate of Incorporation of the Registrant, as
             currently in effect.
3.2**      Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of the offering made under this Registration
             Statement.
3.3**      Bylaws of the Registrant, as currently in effect.
3.4**      Form of Bylaws of the Registrant, to be adopted prior to the closing of the offering made under this Registration Statement.

4.1*       Specimen Common Stock certificate.
5.1*       Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding the legality of the securities being issued.
10.1       Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
10.2       1996 Stock Plan and form of Stock Option Agreement thereunder.
10.3**     ActaMed Corp. 1997 Stock Option Plan
10.4**     ActaMed Corp. 1996 Stock Option Plan
10.5**     ActaMed Corp. 1995 Stock Option Plan
10.6**     ActaMed Corp. 1994 Stock Option Plan.
10.7**     ActaMed Corp. 1993 Class B Common Stock Option Plan.
10.8**     ActaMed Corp. 1992 Stock Option Plan.
10.9**     ActaMed Corp. 1996 Director Stock Option Plan, as amended.
10.10**    Amended and Restated Investors' Rights Agreement dated as of May 19, 1998 among the Registrant and certain of the Registrant's securityholders.
10.11**    Lease Agreement, dated December 2, 1997, between Larvan Properties and
             Registrant.
10.12**    Lease Agreement, dated November 6, 1995, as amended, between ActaMed
             Corporation and ZML-Central Park, L.L.C.
10.13+     Services and License Agreement, dated as of April 4, 1996, between ActaMed
             Corporation and United HealthCare Corporation.
10.14+     Services Agreement, dated as of December 31, 1997, as amended, between
             ActaMed Corporation and SmithKline Beecham Clinical Laboratories, Inc.
10.15+     Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed Corporation and SmithKline Beecham Clinical Laboratories,
             Inc.
10.16+     License Agreement, dated as of December 31, 1997, between ActaMed
             Corporation and SmithKline Beecham Clinical Laboratories, Inc.
10.17+     Development Agreement, dated as of October 31, 1997, between ActaMed
             Corporation and SmithKline Beecham Clinical Laboratories, Inc.
10.18+     Services, Development and License Agreement, dated as of December 15, 1997, between the Registrant and Beech Street Corporation.
10.19+     Services, Development and License Agreement, dated as of September 30,
             1997, between the Registrant and Brown & Toland Physician Services
             Organization.
10.20**    Amended and Restated Securities Purchase Agreement, dated as of January 26,
             1996, between the Registrant and investors.
10.21**    Amended and Restated Series B Preferred Stock Purchase Agreement dated
             October 31, 1996, between Registrant and investors.
10.22**    Form of Series B Preferred Stock Purchase Warrant between the Registrant and certain of the Registrant's investors.
10.23**    Series C Preferred Stock Purchase Agreement dated July 25, 1997, between the Registrant and investors.
10.24**    Series D Preferred Stock Purchase Agreement dated October 13, 1997, between the Registrant and investors.
10.25**    Full Recourse Promissory Note dated as of July 11, 1997, between the
             Registrant and W. Michael Long.
10.26**    Form of Promissory Note for Bridge Financing

10.27      W. Michael Long Employment Agreement
10.28      Michael Hoover Employment Agreement
21.1**     Subsidiaries of the Registrant.
23.1*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
             (included in Exhibit 5.1).
23.2**     Consent of Ernst & Young LLP, independent auditors (see page II-7).
23.3**     Consent of Deloitte & Touche LLP, independent auditors (see page II-8).
23.4**     Consent of Deloitte & Touche LLP, independent auditors (see page II-9).
24.1**     Power of Attorney (see page II-6).
27.1**     Financial Data Schedule.


---------

*   To be supplied by amendment.


**  Previously filed.


+   Confidential treatment requested as to portions of this exhibit.

    (b) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 9th day of September, 1998.



                                HEALTHEON CORPORATION

                                By:          /s/ JOHN L. WESTERMANN III
                                     -----------------------------------------
                                               John L. Westermann III
                                              CHIEF FINANCIAL OFFICER



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ W. MICHAEL LONG*       Chief Executive Officer
------------------------------    and Director (Principal    September 9, 1998
       W. Michael Long            Executive Officer)

  /s/ JOHN L. WESTERMANN III    Chief Financial Officer
------------------------------    (Principal Financial and   September 9, 1998
    John L. Westermann III        Accounting Officer)

------------------------------  Chairman of the Board        September 9, 1998
         James Clark

      /s/ L. JOHN DOERR*
------------------------------  Director                     September 9, 1998
        L. John Doerr

     /s/ MICHAEL HOOVER*
------------------------------  President and Director       September 9, 1998
        Michael Hoover

   /s/ C. RICHARD KRAMLICH*
------------------------------  Director                     September 9, 1998
     C. Richard Kramlich

  /s/ WILLIAM MCGUIRE, M.D.*
------------------------------  Director                     September 9, 1998
    William McGuire, M.D.

      /s/ P. E. SADLER*
------------------------------  Director                     September 9, 1998
         P. E. Sadler

     /s/ TADATAKA YAMADA*
------------------------------  Director                     September 9, 1998
       Tadataka Yamada



*By:            /s/ JOHN L. WESTERMANN III                  /s/ JACK DENNISON
           ------------------------------------  --------------------------------------
                  John L. Westermann III                      Jack Dennison
                     ATTORNEY-IN-FACT                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                SEQUENTIAL
 NUMBER                                            DESCRIPTION                                          PAGE NUMBER
---------  -------------------------------------------------------------------------------------------  -----------
1.1*       Form of Underwriting Agreement.

2.0**      Agreement and Plan of Reorganization, dated as of February 24, 1998, by and among the
             Registrant, MedNet Acquisition Corp. and ActaMed Corporation.

2.1        Agreement and Plan of Merger, dated as of March 1, 1996, by and among ActaMed Corporation,
             EDI Acquisition, Inc., UHC Green Acquisition, Inc. and United HealthCare Corporation.

3.1**      Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2**      Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of the offering made under this Registration Statement.

3.3**      Bylaws of the Registrant, as currently in effect.

3.4**      Form of Bylaws of the Registrant, to be adopted prior to the closing of the offering made under this Registration Statement.

4.1*       Specimen Common Stock certificate.

5.1*       Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being issued.

10.1       Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.

10.2       1996 Stock Plan and form of Stock Option Agreement thereunder.

10.3**     ActaMed Corp. 1997 Stock Option Plan

10.4**     ActaMed Corp. 1996 Stock Option Plan

10.5**     ActaMed Corp. 1995 Stock Option Plan

10.6**     ActaMed Corp. 1994 Stock Option Plan.

10.7**     ActaMed Corp. 1993 Class B Common Stock Option Plan.

10.8**     ActaMed Corp. 1992 Stock Option Plan.

10.9**     ActaMed Corp. 1996 Director Stock Option Plan, as amended.

10.10**    Amended and Restated Investors' Rights Agreement dated as of May 19, 1998 among the
             Registrant and certain of the Registrant's securityholders.

10.11**    Lease Agreement, dated December 2, 1997, between Larvan Properties and Registrant.

10.12**    Lease Agreement, dated November 6, 1995, as amended, between ActaMed Corporation and
             ZML-Central Park, L.L.C.

10.13+     Services and License Agreement, dated as of April 4, 1996, between ActaMed Corporation and
             United HealthCare Corporation.

10.14+     Services Agreement, dated as of December 31, 1997, as amended, between ActaMed Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.15+     Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed
             Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.16+     License Agreement, dated as of December 31, 1997, between ActaMed Corporation and
             SmithKline Beecham Clinical Laboratories, Inc.

10.17+     Development Agreement, dated as of October 31, 1997, between ActaMed Corporation and
             SmithKline Beecham Clinical Laboratories, Inc.

 EXHIBIT                                                                                                SEQUENTIAL
 NUMBER                                            DESCRIPTION                                          PAGE NUMBER
---------  -------------------------------------------------------------------------------------------  -----------
10.18+     Services, Development and License Agreement, dated as of December 15, 1997, between the
             Registrant and Beech Street Corporation.

10.19+     Services, Development and License Agreement, dated as of September 30, 1997, between the
             Registrant and Brown & Toland Physician Services Organization.

10.20**    Amended and Restated Securities Purchase Agreement, dated as of January 26, 1996, between the Registrant and investors.

10.21**    Amended and Restated Series B Preferred Stock Purchase Agreement dated October 31, 1996, between Registrant and investors.

10.22**    Form of Series B Preferred Stock Purchase Warrant between the Registrant and certain of the
             Registrant's investors.

10.23**    Series C Preferred Stock Purchase Agreement dated July 25, 1997, between the Registrant and investors.

10.24**    Series D Preferred Stock Purchase Agreement dated October 13, 1997, between the Registrant and investors.

10.25**    Full Recourse Promissory Note dated as of July 11, 1997, between the Registrant and W.
             Michael Long.

10.26**    Form of Promissory Note for Bridge Financing

10.27      W. Michael Long Employment Agreement

10.28      Michael Hoover Employment Agreement

21.1**     Subsidiaries of the Registrant.

23.1*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
             5.1).

23.2**     Consent of Ernst & Young LLP, independent auditors (see page II-7).

23.3**     Consent of Deloitte & Touche LLP, independent auditors (see page II-8).

23.4**     Consent of Deloitte & Touche LLP, independent auditors (see page II-9).

24.1**     Power of Attorney (see page II-6).

27.1**     Financial Data Schedule.


---------

*   To be supplied by amendment.


**  Previously filed.


+   Confidential treatment requested as to portions of this exhibit.